                                                                  Exhibit (h)(4)

               AMENDMENT TO THE TRANSFER AGENCY SERVICES AGREEMENT
                                       FOR
                              WRAP PROGRAM SERVICES

     THIS AMENDMENT, dated as of December 14, 2001 is made to the Transfer Agency Services Agreement dated April 1, 2000 (the "Transfer Agent Agreement") between ABN AMRO FUNDS (f/k/a Allegheny Funds)(the "Fund") and PFPC Inc. ("PFPC").

                                   WITNESSETH

     WHEREAS, PFPC provides certain support services to financial institutions ("Clients") that offer mutual funds-only asset allocation, supermarket and/or other similar products requiring sub-transfer agent and sub-accounting services ("Wrap Program(s)") to their respective customers ("Wrap Program Participants");

     WHEREAS, the structure of the particular Wrap Programs may require differing registration specifications; and

     WHEREAS, the Fund desires to make shares of the Funds identified on the attached Exhibit 1 ("Shares") available through the Wrap Programs offered by the Clients and in connection therewith retain PFPC to perform certain services described herein and PFPC is willing to provide such services.

     NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained, and intending to be legally bound hereby, the Fund and PFPC agree that as of the date first referenced above, the Transfer Agent Agreement shall be amended as follows:

     1. All references to "Alleghany Funds" are hereby deleted and replaced with "ABN AMRO Funds".

     2. In addition to the services set forth in the Agreement, PFPC agrees to perform the services specified in the attached Schedule A (the "Services") for the benefit of the Wrap Program Participants who maintain shares of the Funds through Wrap Programs and PFPC accepts such appointment. PFPC may subcontract with the Clients to link the PFPC System with the Clients, in order for the Clients to maintain Fund shares positions for each Wrap Program Participant.

     3. As compensation for services referenced in this Amendment rendered by PFPC during the term of this Agreement, the Fund will pay to PFPC a fee or fees as may be agreed to from time to time in writing by the Fund and PFPC.

     4. This Amendment contains the entire understanding between the parties with respect to the transactions contemplated hereby. To the extent that any provision of this Amendment modifies or is otherwise inconsistent with any provision of the Transfer Agent Agreement and related agreements, this Amendment shall control, but the Transfer Agent Agreement and all related documents shall otherwise remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this .Amendment to be executed by their duly authorized officers, as of the day and year first above written.

ABN AMRO FUNDS
(f/k/a Alleghaney Funds)


By: /s/Gerald Dillenburg
    ---------------------------------
Title: SVP


PFPC INC.


By: /s/ Michael DeNofrio
    ---------------------------------
Title: EVP

EXHIBIT 1

                                  List of Funds

         ABN AMRO FUNDS             FUND #   QUOTRON      CUSIP
         --------------             ------   -------   ----------
   ABN AMRO/Montag & Caldwell
       Growth Fund Class N            134     MCOFX    126413509
    ABN AMRO/Chicago Capital
       Growth Fund Class N            133     CHT IX   126413103
            ABN AMRO/
   Talon Mid Cap Fund Class N         132     CHTAX    126413707
    ABN AMRO/ Chicago Capital
      Balanced Fund Class N           131     CHTAX    126413806
   ABN AMRO/Montag & Cantwell
      Balanced Fund Class N           130     MOBAX    126413608
    ABN AMRO/ Chicago Capital
        Bond Fund Class N             120     CHTBX    126413202
        ABN AMRO/Veredus
 Aggressive Growth Fund Class N       135     VERDX    017216300
    ABN AMRO/ Chicago Capital
  Small Cap Value Fund Class N        136     ASCVX    017216201
        ABN AMRO/Veredus
      SciTech Fund Class N            137     AVSTX    017216854
         ABN AMRO/TAMRO
  Large Cap Value Fund Class N        139     ATLVX    017216839
         ABN AMRO/TAMRO
     Small Cap Fund Class N           138     ATASX    017216821
            ABN AMRO
       Value Fund Class N             140     RVALX    0007811844
            ABN AMRO
       Growth Fund Class N            141     RGTCX    0007811828
            ABN AMRO
     Small Cap Fund Class N           142     RSMCX    0007811794
            ABN AMRO
International Equity Fund Class N     155     RUEQX    0007811778
            ABN AMRO
    Real Estate Fund Class N          143     ARFCX    0007811620

                                   SCHEDULE A

                                    SERVICES

     1. Transmit to the Fund purchase, redemption and related instructions and facilitate money settlement with respect to the Omnibus Accounts, which shall be registered as "PFPC F/B/O Client Wrap Programs and their Customers" or "PFPC FB/O Client Wrap Programs", as appropriate. Such activities shall be performed as set forth in the attached Exhibit 1 of Schedule A.

     2. Facilitate payment to Wrap Program Participants of the proceeds of redemptions, dividends and other distributions.

     3. As determined solely by PFPC in accordance with applicable rules and regulations and with the assistance of the Fund, cause (a) periodic account statements, (b) 1099R documentation, (c) proxies, prospectus revisions, annual reports of the Funds, all as are provided by the Fund, to be prepared and mailed to Wrap Program Participants.

     4. Reconcile share positions for each Wrap Program and upon request provide certification to the Fund with respect thereto. In connection therewith, the Fund shall provide to PFPC daily confirmation of all trade activity and share positions for the Omnibus Account.

     5. Maintain records for each Wrap Program Participant which shall reflect shares purchased and redeemed, as well as account and share balances.

     6. Act as service agent in connection with dividend and distribution functions; shareholder account and administrative agent functions in connection with the issuance, transfer, and redemption or repurchase of Fund shares. PFPC shall create and maintain all records required of it pursuant to its duties hereunder and as set forth herein pursuant to applicable laws, rules and regulations, including records required by Section 3I(a) of the 1940 Act. Where applicable, such records shall be maintained for the periods and in the places required by Rule 31a-2 under the 1940 Act.

     7. Upon reasonable notice by the Fund, PFPC shall make available during regular business hours such of its facilities and premises employed in connection with the performance of its duties under this Agreement for reasonable visitation by the Fund, or any person retained by the Fund as may be necessary to evaluate the quality of the services performed pursuant hereto.

                             EXHIBIT 1 OF SCHEDULE A

On each day the New York Stock Exchange (the "Exchange') is open for business (each, a "Business Day"), PFPC or its agents may receive trade instructions with respect to the Wrap Programs and/or Wrap Program Participants for the purchase or redemption of shares of the Funds ("Trade Instructions"). Trade Instructions received in good order and accepted by PFPC or its agents prior to the close of regular trading on the Exchange (the "Close of Trading") on any given Business Day and transmitted to the Fund (i) by 11:59 p.m. EST if automated, and (ii) 6:00 p.m. EST if manual on such Business Day will be executed by the Fund at the net asset value determined as of the Close of Trading on such Business Day. Any Trade Instructions received by PFPC, or its agents, on such day but after the Close of Trading will be executed by the Fund at the net asset value determined as of the Close of Trading on the next Business Day following the day of receipt of such Trade Instructions. The day on which a Trade Instruction is executed by the Fund pursuant to the provisions set forth above is referred to herein as the "Effective Trade Date".

Upon the timely receipt from PFPC of the Trade Instructions described in above paragraph, the Fund will execute the purchase or redemption transactions (as the case may be) with respect to each Wrap Program at the net asset value computed as at the Close of Trading on the Effective Trade Date. Such purchase and redemption transactions will settle on the Business Day next following the Effective Trade Date. Payments for net purchase and net redemption orders shall be made by wire transfer by PFPC (for net purchases) or by the Fund (for net redemptions) to the account designated by the appropriate receiving party on the Business Day following the Effective Trade Date. On any Business Day when the Federal Reserve Wire Transfer System is closed, all communication and processing rules will be suspended for the settlement of Trade Instructions. Trade Instructions will be settled on the next Business Day on which the Federal Reserve Wire Transfer System is open and the Effective Trade Date will apply.

In the event that PFPC is in receipt of Trade Instructions in good order and is unable to transmit the Trade Instructions to the Fund by the above referenced deadlines, the Fund will accept the trades after such deadlines and before 8:30 a.m. EST on the day following the "Effective Trade Date". PFPC will furnish the Fund with an estimate of the net purchase or net redemption activity no later than 8:30 a.m. EST' on the day following the "Effective Trade Date". Payments for purchases and redemptions shall be made by wire transfer on the day following the "Effective Trade Date".

December 14, 2001

ABN AMRO FUNDS

     Re: Wrap Program Service Fees

Dear Sir/Madam:

     This letter constitutes our agreement with respect to compensation to be paid to PFPC Inc. ("PFPC") under the terms of the Amendment for Wrap Program Services dated December , 2001 (the "Amendment") to the Transfer Agency Services Agreement dated as of April 1, 2000 between ABN AMRO FUNDS (f/k/a Alleghany Funds)("you" or the "Company") and PFPC (the "Agreement"). Pursuant to Section 2 of the Amendment, and in consideration of the services to be provided, the Company will pay PFPC certain fees al follows:

          The Company shall pay PFPC an annualized fee of 25 basis points based on the total assets held in each Omnibus Account maintained with Funds that is open during any monthly period. These fees shall be paid by. the Company monthly in arrears on a prorated basis of 1/12 of the annualized fee for all accounts that are open during such month.

     If the foregoing accurately sets forth our agreement and you intend to be legally bound thereby, please execute a copy of this letter and return it to us.

                                        Very truly yours,

                                        PFPC INC.


                                        By: /s/ Michael DeNofrio
                                            ------------------------------------
                                        Name: Michael DeNofrio
                                        Title: Executive Vice President

Agreed and Accepted:

ABN AMRO FUNDS


By: /s/ Gerald Dillenburg
    ---------------------------------
Name: Gerald Dillenburg
Title: SVP